Exhibit 99.1

Company Contact:
Kevin Scull
Wayside Technology Group, Inc.
Vice President and Chief Accounting Officer
(732) 389-0932
kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2011 SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

•                  Revenue: $60.7 million, up 25% year-over-year

•                  Income from operations $2.0 million, up 29% year-over-year

•                  $.16 quarterly dividend declared

SHREWSBURY, NJ, July 28, 2011 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the second quarter ended June 30, 2011. The results will be discussed in a conference call to be held on Friday, July 29, 2011 at 10:00 AM Eastern time. The dial-in telephone number is (866) 861-4873 and the pass code is “WSTG”.

This conference call will be available via live webcast — in listen-mode only — at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Cash and marketable securities amounted to $13.1 million, representing 48% of equity as of June 30, 2011.

Net sales for the second quarter of 2011 increased 25% to $60.7 million compared to $48.4 million for the same period in 2010. Total sales for the second quarter of 2011 for our TechXtend segment (formerly Programmer’s Paradise segment) were $11.7 million compared to $12.6 million in the second quarter of 2010, representing a 7% decrease. Total sales for the second quarter of 2011 for our Lifeboat segment were $49.0 million compared to $35.8 million in the second quarter of 2010, representing an increase of $13.1 million or 37%.

“We performed well in the second quarter of 2011,” said Simon F. Nynens, Chairman and Chief Executive Officer. “We continue to invest in the growth of our company and we are pleased to report a continued high growth rate.”

Sales from our Lifeboat segment showed strong growth. The 37% increase in net sales in the second quarter of 2011 compared to 2010 was mainly a result of our continued focus on the expanding virtual infrastructure-centric business, the addition of several key product lines, and the strengthening of our account penetration. The decrease in sales in the TechXtend division was primarily due to fewer large sales transactions in the current quarter.

Gross Profit for the quarter ended June 30, 2011 was $5.6 million compared to $4.7 million for the second quarter of 2010, representing a 20% increase. Total gross profit for our TechXtend segment was $1.3 million compared to $1.3 million in the second quarter of 2010, representing a 2% decrease. Total gross profit for our Lifeboat segment was $4.3 million compared to $3.4 million in the second quarter of 2010, representing a 28% increase. This increase in gross profit was due to aggressive sales volume growth within our Lifeboat segment. Vendor rebates and discounts for the quarter ended June 30, 2011 amounted to $0.8 million compared to $0.7 million for the second quarter of 2010. Vendor rebates are dependent on reaching certain targets set by our vendors.

Total gross profit, as a percentage of net sales, for the second quarter of 2011 was 9.2%, compared to 9.7% in the second quarter of 2010.

The increase in gross profit dollars and the decrease in gross profit margin as a percentage of net sales was primarily caused by the aggressive sales growth within our Lifeboat segment, competitive pricing pressure in both segments, and also in part by our having won several large bids based on aggressive pricing, which we plan to continue to do.

Total selling, general, and administrative (“SG&A”) expenses for the second quarter of 2011 were $3.6 million compared to $3.2 million for the second quarter of 2010, which was mainly the result of a increase in employee and employee-related expenses (salaries, commissions, bonus accruals and benefits)  of $0.3 million in 2011 compared to 2010. As a percentage of net sales, SG&A expenses for the second quarter of 2011 were 6.0% compared to 6.5% for the second quarter of 2010.

On July 26, 2011, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock payable August 19, 2011 to shareholders of record on August 9, 2011.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, Astaro, CA Technologies, Corel, DataCore, Flexera Software, GFI, Hewlett Packard, Infragistics, Intel Software, Microsoft, Mindjet, Oracle, Quest Software, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Veeam, and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2011	December 31, 2010
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$11,667	$10,955
Marketable securities	1,394	4,528
Accounts receivable, net	38,443	42,486
Inventory - finished goods	1,345	1,164
Prepaid expenses and other current assets	1,378	1,250
Deferred income taxes	452	516
Total current assets	54,679	60,899

Equipment and leasehold improvements, net	514	545
Accounts receivable long-term	6,370	6,866
Other assets	38	37
Deferred income taxes	336	336

Total assets	$61,937	$68,683

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$34,643	$41,791
Current portion- capital lease obligation	82	75
Total current liabilities	34,725	41,866

Long term portion- capital lease obligation	97	138
Total liabilities	34,822	42,004

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,722,893 and 4,770,241 shares outstanding, respectively	53	53
Additional paid-in capital	26,198	25,473
Treasury stock, at cost, 561,607 and 514,259 shares, respectively	(4,519)	(3,570)
Retained earnings	4,835	4,267
Accumulated other comprehensive income	548	456
Total stockholders’ equity	27,115	26,679
Total liabilities and stockholders’ equity	$61,937	$68,683

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues
Lifeboat segment	$88,502	$64,927	$48,951	$35,810
TechXtend segment (formerly Programmer’s Paradise segment)	23,708	23,873	11,710	12,632
Total Revenue	112,210	88,800	60,661	48,442

Cost of sales
Lifeboat segment	80,790	58,930	44,653	32,458
TechXtend segment (formerly Programmer’s Paradise segment)	20,994	21,217	10,407	11,299
Total Cost of sales	101,784	80,147	55,060	43,757

Gross Profit	10,426	8,653	5,601	4,685

Operating expenses
Selling costs	3,728	3,200	1,892	1,651
Stock based compensation	589	596	300	296
Other general and administrative expenses	2,853	2,394	1,448	1,213
Total Selling, general and administrative expenses	7,170	6,190	3,640	3,160

Income from operations	3,256	2,463	1,961	1,525

Interest income, net	172	212	86	104
Realized foreign exchange gain	1	3	1	2
Income before income tax provision	3,429	2,678	2,048	1,631
Provision for income taxes	1,358	1,000	820	576

Net income	$2,071	$1,678	$1,228	$1,055

Net income per common share - Basic	$0.47	$0.38	$0.28	$0.24
Net income per common share - Diluted	$0.45	$0.38	$0.26	$0.23

Weighted average common shares outstanding - Basic	4,414	4,376	4,414	4,380
Weighted average common shares outstanding - Diluted	4,647	4,461	4,645	4,493